UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	June 27, 2012

LEGG MASON, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(410) 539-0000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 27, 2012, Legg Mason, Inc. (the “Company”), as Borrower; Citibank, N.A., as Administrative Agent; The Bank of New York Mellon and State Street Bank and Trust Company, as Joint Documentation Agents; and the other banks party thereto (collectively, the "Lenders") entered into an unsecured Credit Agreement (the "Credit Agreement") pursuant to which the Lenders will provide the Company with (i) a term loan in the amount of $500 million (the “Term Loan”) and (ii) a revolving credit facility pursuant to which the Lenders will make available to the Company a revolving credit facility in an amount of $500 million (which may be increased by an aggregate amount up to $250 million at the Company's discretion, subject to the consent of the Lenders) (the “Revolving Facility”). The Company borrowed the full Term Loan on June 27, 2012 and used the proceeds to repay the outstanding $500 million balance on its previous revolving credit facility, which was terminated effective upon the repayment. The Company will use the Revolving Facility to fund working capital needs and for general corporate purposes. The Term Loan can be prepaid at any time and will be due in $50 million installments in June of each of the next four years and the remainder will be repaid at maturity on June 27, 2017. The Revolving Facility matures on June 27, 2017 and amounts outstanding thereunder can be repaid at any time. In the Credit Agreement, the Company has agreed to standard covenants, including that (i) the Company maintain a ratio of consolidated outstanding net debt (defined as debt for borrowed money less unrestricted cash available to pay obligations of the Company in excess of the greater of (a) $375 million and (b) the amount of cash held at operating subsidiaries) to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash items that is no greater than 2.5 to 1, and (ii) the Company maintain a ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash items to cash interest payable on all of its outstanding debt of at least 4 to 1. In the ordinary course of its business, the Company has various business relationships with most of the Lenders.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which is filed as an exhibit hereto and is incorporated herein by reference.

Item 1.02		Termination of a Material Definitive Agreement

On June 27, 2012, the 5-Year Revolving Credit Agreement, dated as of October 14, 2005, as amended and restated by the Amendment Agreement dated as of February 11, 2010, among the Company, as Borrower, Citibank, N.A., as Administrative Agent, and the other banks party thereto was terminated in connection with the repayment of the $500 million loan that was outstanding thereunder. Under this revolving credit agreement, the banks made available to the Company a $500 million revolving credit facility, subject to standard covenants and conditions, for a five-year period for general corporate purposes.

Item 2.03		Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)
Pursuant to the Credit Agreement described above in Item 1.01, which disclosure is incorporated herein by reference, the Company borrowed $500 million under the Term Loan from the Lenders on June 27, 2012. The Term Loan can be prepaid at any time and will be due in $50 million installments in June of each of the next four years and the remainder will be repaid at maturity on June 27, 2017. The Credit Agreement contains standard events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the Term Loan, including (i) aggregate payment defaults by the Company on at least $50 million in other indebtedness, (ii) failures by the Company to pay unstayed judgments or court orders in an aggregate amount in excess of $50 million or (iii) a change in control of the Company.

Pursuant to the Credit Agreement described above in Item 1.01, which disclosure is incorporated herein by reference, the Company may also borrow from time to time amounts from the Lenders under the Revolving Facility that do not exceed $500 million outstanding at any time (which may be increased by an aggregate amount up to $250 million at the Company's discretion, subject to the consent of the Lenders) to fund working capital requirements or for general corporate purposes. Amounts may be borrowed under the Revolving Facility during the five-year period commencing on June 27, 2012. The Revolving Facility matures on June 27, 2017 and amounts outstanding thereunder can be repaid at any time. The Credit Agreement contains standard events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the Revolving Facility, including (i) aggregate payment defaults by the Company on at least $50 million in other indebtedness, (ii) failures by the Company to pay unstayed judgments or court orders in an aggregate amount in excess of $50 million or (iii) a change in control of the Company.

Item 8.01		Other Events.

Legg Mason's results for the quarter ended June 30, 2012 will be impacted by the following: (i) a previously announced, pre-tax non-operating charge of approximately $69 million arising from the extinguishment of the 2.50% convertible senior notes due 2015 in May 2012 and (ii) approximately $23 million in aggregate pre-tax expenses arising from the initial public offering of the Western Asset Mortgage Capital Corporation real estate investment trust in May 2012 and the launch of the ClearBridge Energy MLP Total Return Fund Inc. closed-end fund in June 2012.

Item 9.01		Financial Statements and Exhibits.

	(d)	Exhibits

		Exhibit No.	Subject Matter

10
Credit Agreement, dated as of June 27, 2012, between Legg Mason, Inc., as Borrower; Citibank, N.A., as Administrative Agent; The Bank of New York Mellon and State Street Bank and Trust Company, as Joint Documentation Agents; and the other banks party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: June 28, 2012	By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Vice President and General Counsel, Corporate

LEGG MASON, INC.

EXHIBIT INDEX

Exhibit No.	Subject Matter

10
Credit Agreement, dated as of June 27, 2012, between Legg Mason, Inc., as Borrower; Citibank, N.A., as Administrative Agent; The Bank of New York Mellon and State Street Bank and Trust Company, as Joint Documentation Agents; and the other banks party thereto